WELDWOOD



Weldwood of Canada Limited



P.O. Box 2179, Vancouver, B.C.. V6B 3V8



Tel:	(604) 687-7366



Fax:	(604) 662-2798



Street Address: 1055 W. Hastings Street V6E 2E9



For Direct Contact, Tel:



Fax:







2 May 1997







Riverside Carbon Products, Inc.



2727 Phillips Road



Sooke, B.C. V0S 1N0







Attention: Mr. David C. Parsons       President







Dear:







Re:	Fiber Supply Contract







We enclose for your records a fully executed copy of the Fiber

Supply Agreement entered into between Houston Forest Products

Company and Riverside Carbon Products, Inc. and Southern

Ventures, Inc.











Yours truly,







WELDWOOD OF CANADA LIMITED



per:



"Gregory J. Jones"



Gregory J. Jones



Corporate Solicitor



/k



Encl.











FIBER SUPPLY AGREEMENT



BETWEEN



RIVERSIDE CARBON PRODUCTS INC.



AND



                    SOUTHERN	VENTURES



AND



HOUSTON FOREST PRODUCTS COMPANY



- -1-THIS AGREEMENT made and entered into as of the 1st day of

May 1997







BETWEEN:











RIVERSIDE CARBON PRODUCTS INC., a corporation having an office at 2727 Phillips Road, Sooke, British Columbia V0S 1N0



(hereinafter referred to as "RIVERSIDE")







           OF THE FIRST PART















AND:











HOUSTON FOREST PRODUCTS COMPANY, a joint venture operation of



Weldwood of Canada Limited and West Fraser Mills Limited having an office at



P.O. Box 5000, Houston, B.C. V0J 1Z0



(hereinafter referred to as "HFP")







                    OF THE SECOND PART















AND:











SOUTHERN VENTURES, INC., a corporation having an office at 15000

Highway 11 North, Cottondale, Alabama U.S.A. 35435



(hereinafter referred to as "SVI")







                    OF THE THIRD PART















WHEREAS:







A.	RIVERSIDE intends to construct, own and operate a facility

for making charcoal from Wood Waste at a new plant at or near

Houston, British Columbia,( hereinafter referred to as the

"Charcoal Plant");







B.	HFP owns and operates a sawmill facility at or near Houston,

British Columbia



(hereinafter referred to as the Sawmill ) which produces Wood

Waste as a by-product of its operations;







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C.	RIVERSIDE requires a secure, long-term supply of Wood Waste

for the purpose of making charcoal;







D.	HFP wishes to provide to RIVERSIDE and RIVERSIDE wishes to

take from HFP the Wood Waste, free of charge, in the quantity,

for the term and subject to the terms and conditions set out in this Agreement; and







E.	SVI wishes to unconditionally guarantee the obligations of

RIVERSIDE under this Agreement.











NOW THEREFORE in consideration of the mutual promises, covenants and terms herein contained the parties hereby agree as follows:











1. DEFINITIONS







1.01	Agreement, means this agreement including any extensions or

amendments thereto.







1.02	Bone-Dry Tonnes or BDT means 1000 kilograms of moisture

free oven dried Wood Waste determined by using standard moisture test sampling.







1.03	Brownwood Residue or Bark means the corky tissue in the

cylindrical axis of a tree, outside the cambium, which is

composed of inner living bark and outer dead brown bark.







1.04	Force Majeure means any causes or events beyond the

reasonable control of a Party, including fire, lightning, flood,

extreme weather conditions, riot, civil commotion, war, strike,

lockout or other labour disputes, acts of God, substantial loss of or damage to equipment, shortage of material and supplies,

and any law, regulation or order by any governmental body or authority of competent jurisdiction, which prevents the

performance by a Party of any of its duties, liabilities and obligations under this Agreement and not caused by its default or act of commission ( except lockouts) or omission and not

avoidable by the exercise or reasonable efforts or foresight by that Party.







1.05	Indemnitor has the meaning set out in Section 12.02.







1.06	Parties means RIVERSIDE, HFP and SVI and "Party" means any

one of them;







1.07	Permits means all permits, licences and approvals from all

governmental agencies necessary to construct and operate the

Charcoal Plant in accordance with all applicable federal,

provincial, municipal and local laws, regulations, orders and by-laws;







1.08	Planer Shavings, means the wood fibres which are

mechanically planed from the outer surfaces of rough lumber in order to bring the lumber to its finished dimensions.







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1.09	Raw Material, means Sawdust and Planer Shavings.







1.10	Sawdust means the short wood fibres displaced by the

cutting surfaces of saws in the processing of logs, cants,

lumber and other wood products and shall include wood chips

which are smaller than the size limitations for use in the

manufacture of pulp.







1.11	Term, means the term of this Agreement as set forth in

paragraph 2.01.







1.12	Wood Waste, means Bark and Raw Material.







2. TERM







2.01	Term. The Term of this Agreement shall begin as of the date

hereof and shall continue for the subsequent twenty (20)

consecutive years thereafter, unless extended as provided in paragraph 2.02, or is terminated in accordance with the

provisions contained in this Agreement.







2.02	Extensions. The Term will automatically be extended in five

(5) year increments unless either Party provides written notice to the other Party of its intent to terminate this Agreement.

Such notice will be provided not less than six (6) months prior to the expiration of the Agreement or any extensions authorized under this Agreement.







3- QUANTITY







3.01	Wood Waste Commitment. Subject to the terms of this

Agreement, HFP shall provide to RIVERSIDE, and RIVERSIDE will accept all that amount of Wood Waste produced at the Sawmill,

which is in excess of the internal needs of HFP as specified in paragraph 3.05, and subject to paragraphs 3.02 and 3.03, which is estimated on an annual basis by HFP to be approximately

73,899 BDT, comprised of approximately 42,343 BDT/annum of Bark and approximately 31,556 BDT/annum of Raw Material.







3.02	HFP Option. HFP shall retain an option to withdraw and

redirect the volume of Raw Material to be provided hereunder for other or more economic purposes and accordingly notwithstanding paragraphs 2.02 and 3.01, the obligation of HFP to supply the

Raw Material component of the Wood Waste shall be for a period of five (5) years only from the commencement of the Term. HFP shall have the option at its sole discretion to extend the

supply of Raw Material hereunder for such further period or

periods of five years each. HFP shall exercise its option by providing notice to RIVERSIDE not less than six months prior to the expiration of each five year period, of its intention to withdraw or continue the supply of Raw Material pursuant to this

Agreement. In the event HFP exercises its option to withdraw the

Raw Material portion of the Wood Waste the estimated volume of

Wood Waste provided by HFP pursuant to paragraph 3.01 shall be reduced accordingly.







3.03	Quantity Warranty. HFP does not warrant the quantity of

Wood Waste it will provide to Riverside hereunder. The quantity of Wood Waste to be delivered may vary and shall be subject to







- -4-







     a) the withdrawal of the Raw Material component pursuant to paragraph 3.02;



     b) fluctuations in the annual volume of Wood Waste produced at the Sawmill due to variations in mill production as a



     result of operational considerations and normal business



     economic decisions;



c) fluctuations in the annual volume of Wood Waste produced at the Sawmill as a result of technological change in the Sawmill;



d) fluctuations in the annual volume of Wood Waste produced at the Sawmill due to changes in the HFP's Allowable Annual Cut;



e) mill closures or shutdowns due to labour issues or any

matters beyond the control of HFP; and



f) Force Majeure.







3.04	HFP agrees that it will use reasonable efforts to ensure

that fluctuations in the production of Wood Waste as a result of causes enumerated in paragraphs 3.03(b) and 3.03(c) will not decrease the annual quantity of Wood Waste to be delivered

hereunder by an amount greater than 20% of the estimated annual volume in paragraph 3.01.







3.05	Use of Wood Waste. Subject to paragraph 3.02, HFP shall not

use Wood Waste for any purpose other than supplying Wood Waste to RIVERSIDE and shall not sell Wood Waste to any third party;

PROVIDED however that HFP may use up to 20,000 BDT per annum of

Raw Material as required for its internal needs to generate heat for buildings and lumber drying at the Sawmill and HFP's planer mill..







306  Changes. HFP shall, within a reasonable period of time,

notify RIVERSIDE of any anticipated changes in its operations which would substantially affect the quantity of Wood Waste

produced at the Sawmill and made available to RIVERSIDE.







4. QUALITY







4.01	Specifications. The Wood Waste provided hereunder shall be

a product of milling operations at the Sawmill or other mutually agreed upon sources and shall, consistent with good normal

milling practices, be essentially free of rocks, dirt, metal,

and other noncombustible material. It will be the sole

obligation of RIVERSIDE to inspect loads of Wood Waste prior to pick-up to determine that such Wood Waste conforms with the

quality specifications set out in this paragraph. RIVERSIDE may not reject loads of Wood Waste after pick-up.







4.02	 Wood Waste Separation. RIVERSIDE shall not require HFP to

keep separate the various Wood Waste components included under this Agreement.







5. USE







5.01	disposal Riverside will use Wood Waste accepted under this

Agreement to produce charcoal at the Charcoal Plant and will not use the Wood Waste for any other purpose except with the written consent of HFP, such consent not to be unreasonably withheld.







- -5-

6. MEASUREMENT







6.01  Weighing Methodology. RIVERSIDE shall determine the weight of each truck load of Wood Waste by weighing the loaded truck and trailer and deducting the actual weight of the empty truck and trailer. All scales and related equipment shall be

maintained by RIVERSIDE in good order and condition. RIVERSIDE shall maintain accurate records of the weight of each load of

Wood Waste and allow HFP to inspect such records and equipment at reasonable times.







6.02	Wood Waste Commitment Determination. The net as delivered

weight of Wood Waste shall be the basis for determining annual and monthly deliveries and quantities committed under this

Agreement.







6.03	The number of Bone-Dry Tonnes of Wood Waste delivered by

HFP to RIVERSIDE will be determined by standard moisture

sampling done by RIVERSIDE. The test sample shall be prepared so as to be representative of the entire load and shall be tested in accordance with standard moisture testing procedures

generally in effect in the Forest Industry. RIVERSIDE agrees to advise HFP as soon as reasonably practicable, in writing, of the green weight of Wood Waste, the moisture content and the

Bone-Dry Tonnes resulting.







6.04	HFP shall be entitled to inspect Riverside's procedures and

records for the determination of bone-dry weight of Wood Waste.

If in the opinion of HFP there exists a material error in

Riverside's methods or practices for determining bone-dry

weights, and if RIVERSIDE agrees that such a material error

exists, then RIVERSIDE will make such modifications as may be mutually agreed upon between the parties to conform with the standard moisture sampling usually prescribed in the Forest

Industry in British Columbia.







7. LOADING AND TRANSPORT.







7.01	Loading. HFP will supply, operate and maintain title to

such loading facilities at the Sawmill as are necessary to

provide the Wood Waste volume set out in paragraph 3.01.

RIVERSIDE will be responsible to hog the Wood Waste.







7.02	transportation Costs. RIVERSIDE shall arrange and pay for

the pick-up and transportation of Wood Waste from the Sawmill to the Charcoal Plant on a continuous basis to ensure a constant flow of Wood Waste from HFP to RIVERSIDE and so that Wood Waste does not accumulate at the Sawmill in volumes exceeding the

capacity of the loading facilities set out in paragraph 7.01.







7.03  Unloading. Hours of unloading of Wood Waste at the

Charcoal Plant shall be established by RIVERSIDE and shall allow for continuous Wood Waste shipments from the sawmill during all operating hours of the Sawmill and RIVERSIDE will pick-up the

Wood Waste committed by HFP to RIVERSIDE under this Agreement from HFP on a continuous basis during the Sawmill's operating hours which may include operating on a 24 hour basis.











- -6-







7.04	Stockpiling. Unless necessitated by (i) transportation

delays, (ii) Sawmill equipment malfunctions, or (iii) requested by RIVERSIDE stockpiling of Wood Waste by HFP will not be

permitted; provided however if stockpiling is requested by

RIVERSIDE then the incremental Wood Waste handling costs

reasonably incurred by HFP as a result of the stockpiling shall be paid by RIVERSIDE.







8. TITLE AND PRICE







8.01  Title. Title and risk of loss of Wood Waste shall pass from HFP to RIVERSIDE upon loading of the Wood Waste into

Riversides transportation equipment.







8.02	Price. Title to all Wood Waste accepted hereunder shall

transfer from HFP to RIVERSIDE with no payment to HFP from

RIVERSIDE.







8.03	Other Contracts. RIVERSIDE has not entered into any

agreement with any other party in British Columbia for the

acquisition of Wood Waste that is more favourable for such other party than this Agreement is for HFP. If RIVERSIDE hereafter enters into such an agreement, RIVERSIDE will forthwith offer to

HFP to amend this Agreement so that this Agreement is not less favourable than such other agreement, with any dispute as to

HFP's right to and the terms of such amendment to be resolved pursuant to paragraph 10.01.







9. CURTAILMENT OR DISCONTINUANCE







9.01	Curtailment. If for any reason HFP curtails or discontinues

the operation of the Sawmill so as to effect its production of

Wood Waste, HFP shall not be liable in any manner for failing to provide all or part of the Wood Waste during the period of such curtailment or discontinuance.







9.02	RIVERSIDE shall under no circumstances refuse to pick-up

Wood Waste committed to RIVERSIDE by HFP under this Agreement







10. REMEDIES







10.01	 Arbitration. The Parties will work to resolve all

disputes arising out of or in connection with this Agreement though direct negotiations. Any dispute which cannot be resolved by the Parties within sixty days of the matter in dispute first being brought to the attention of one Party by the other Party for resolution will be submitted to arbitration under the rules of the British Columbia International Commercial Arbitration

Centre (the BCICAC). The appointing authority for arbitration shall be the BCICAC and the case shall be administered by the

BCICAC in accordance with its Procedures for Cases under BCICAC

Rules". The place of arbitration shall be Vancouver, B.C.

Canada. The arbitration shall be conducted by a panel of three arbitrators, one chosen by each party, the third selected by mutual agreement of the first two.







10.02	 Solicitors Fees. Solicitor's fees and disbursements

arising out of any dispute which may develop in connection with this Agreement and which is arbitrated or otherwise litigated or







- -7-
appealed shall be recoverable as damages by the ultimate

prevailing party in amounts deemed to be reasonable by the

arbitrator or the court, as the case may be.







11. FORCE MAJEURE







11.01 Excuse. Except as set out in paragraph 9.02, complete

performance by either of the Parties of the duties set out in this Agreement will be excused for so long as such complete

performance is prevented by an event of Force Majeure.







11.02	 Reasonable Efforts. The Party whose complete performance

is excused under paragraph 11.01 will give prompt notice to the other Party, will undertake all reasonable efforts to partially perform its obligations under this Agreement during the period in which complete performance is excused, and will use due

diligence to remove such Force Majeure conditions promptly.







11.03	 Term not extended. No period of excused or partial

performance will extend the term unless agreed to in writing by the Parties.







11.04	 Notice and Termination. If either Party seeks to have

it's performance excused under paragraph 11.01, notice will be given by that Party to the other Patty setting out the basis for such excuse of performance and the estimated duration. If a

Force Majeure continues for more than one year from its

commencement date, either Party may without penalty terminate this Agreement effective thirty (30) days after written notice of termination is given to the other Party.







12. WARRANTIES - INDEMNITIES







12.01	 Warranty. HFP warrants that it has title and ownership to

any Wood Waste provided hereunder.







12.02	 Indemnification. Each Party ("Indemnitor") will indemnify

and hold the other Party ("Other Party") harmless from and

against any loss, costs, claims, actions, causes of action or damages arising from the Indemnitor's or its agent's, servant's or contractor's activities or obligations hereunder; save and except where such loss, costs, claims, actions, causes of action or damages arise out of the negligence of the Other Party.







13. CONDITIONS







13.01	 Conditions Precedent. The obligations of HFP under

this Agreement are subject to



RIVERSIDE:



(a) not being in default of any of its covenants, terms or

conditions contained herein;



(b) receiving from the Ministry of Environment for British

Columbia on or before January 31,1997, a Waste Management Permit for the operation of the Charcoal Plant at or near Houston,

British Columbia;



(c) continuing to hold the Permits in a manner which allow

RIVERSIDE to fulfill its obligations under this Agreement;







- -8-







(d) constructing the Charcoal Plant and having the Charcoal

Plant fully operational and able to accept the daily equivalent of the volume of Wood Waste set out in paragraph 3.01 on a

continuous basis on or before December 31,1997, (the "Start-up

Date") unless an extension to the Start-up Date is granted by

HFP. HFP may extend the Start-up Date if requested in writing by

RIVERSIDE. In deciding whether to extend the Start-up Date, HFP will act reasonably taking into consideration the status of the

Charcoal Plant construction and any extension that may be

granted to HFP by the Ministry of Environment, Lands and Parks

for the elimination of HFP's beehive burner located in Houston,

B.C.







13.02	Default. Except as provided in paragraph 13.03 hereof,

if;



a) either party should fail or neglect to perform or observe any of the terms and conditions contained herein (the "Defaulting party") and (such failure or neglect referred to hereinafter as a "default") such default shall continue after written notice of the default from the other Party for fifteen days or up to

thirty days where the Defaulting party is making reasonable

efforts to remedy the default;



b) a bankruptcy or receivership proceeding, whether voluntary or involuntary, shall be commenced against the Party; or



c) assignment of a Party's property shall be made for the

benefit of any of its creditors;



then, in any such events, the non-defaulting or solvent Party may, in its sole discretion, by written notice, terminate this

Agreement forthwith.







13.03	 Other Remedies. The rights to terminate set forth in this

Article 13 are not exclusive remedies and are without prejudice to any other remedy available to a Party at Law or in equity including a right to damages or to specific performance.  Where this Agreement is terminated pursuant to this Article 13, the right of either Party to damages as defined and limited by this

Agreement, shall survive.



14. SVI GUARANTEE







14.01 SVI Guarantee. In consideration of HFP entering into this

Agreement with RIVERSIDE and otherwise dealing with RIVERSIDE and for other good and valuable consideration (the receipt and sufficiency whereof is acknowledged) SVI covenants and agrees with HFP to unconditionally and irrevocably guarantee to HFP the performance by RIVERSIDE of all of Riverside's covenants and agreements under this Agreement from time to time. HFP will be entitled to make demand under this guarantee upon any default by

RIVERSIDE under this Agreement. HFP will not be bound to exhaust its remedies against RIVERSIDE before calling upon SVI's

guarantee.







15. MISCELLANEOUS







15.01	 Further Assurances. Each of the Parties shall, upon the

reasonable request of any other Party hereto, make, do, execute or cause to be made, done or executed all further and other

lawful acts, deeds, things, devices, documents, instruments, and assurances whatever for the better and more perfect and absolute performance of the terms and conditions of this Agreement.







- -9-







15.02 Entire Agreement. This Agreement shall constitute the

entire agreement between the Parties.







15.03	 Amendments. This Agreement may be modified or amended

only by written instrument executed by a duly authorized

representative of each Party.







15.04	 Severability. If any covenant, obligation or provision

contained in this Agreement shall be invalid or unenforceable the remainder of this Agreement shall not be affected thereby and each covenant, obligation and provision of this Agreement shall separately be valid and enforceable to the fullest extent permitted by law.







15.05	 Captions. The captions used herein are for convenience of

reference only and shall not affect the construction or

interpretation of this Agreement.







15.06	 No Waiver. Failure by a Party, at any time, to require

strict performance by the other Party of any provision of this

Agreement will in no way affect that Party's right to enforce such provision at any other time nor will any waiver by a Party of any provision hereof at any time be held to be a waiver of such provision at any other time or of any other provision.







15.07	 Counterparts. This Agreement, and any amendments or

modifications thereto or extensions thereof, may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same document.







15.08	 Successors and Assigns. This Agreement shall be binding

upon any purchaser or transferee of the sawmill or the Charcoal

Plant. If either Party transfers or sells assets which might affect the supply or use of Wood Waste hereunder, said Party shall promptly notice the other Party and neither Party shall transfer or sell such assets unless and until the transferee or purchaser of those assets first assumes all or a pro rata share of the obligations of the transferor or the vendor under this

Agreement.







15.09 Governing Law. The laws of the Province of British

Columbia shall apply to any dispute arising under this Agreement.







15.10	 Notices. Any notice required or permitted to be given

pursuant to this Agreement or by law shall be in writing signed by an authorized representative of the Party giving such notice and shall be hand delivered, sent by registered mail or by

telefacsimile to the other Party at such address as set forth below:







if sent to RIVERSIDE to:



RIVERSIDE CARBON PRODUCTS INC.



2727 Phillips Road



Sooke, British Columbia V0S 1N0



Attention : Mr. David Parsons, President



Telefacsimile Number: (250) 642-2659







- -10-







if sent to SVI to:



SOUTHERN VENTURES, INC.



15000 Highway 11 North



Cottondale, Alabama, 35453



Attention: Mr. Gordon Tucker, President



Telefacsimile Number: (205) 556-3635







if sent to HFP to:



HOUSTON FOREST PRODUCTS COMPANY



Box 5000, Houston, B.C. V0J 1Z0



Attention: General Manager



Telefacsimile Number: (604) 845-5301



Any notice or other communication so given or made shall be

deemed to have been given or made and to have been received on the day of delivery, if hand delivered or if sent by

telefacsimile on the day faxed, provided such day is a business day for the recipient and, if not on the first business day of the recipient thereafter, or if sent by registered post on the seventh business day following the date of mailing.



Any Party may from time to time change its address for notice by notice to the other Party given ion the manner aforesaid.







IN WITNESS WHEREOF the Parties have caused this Agreement to be executed by their duly authorized representatives as of the day and year first above written.











HOUSTON FOREST PRODUCT COMPANY



By: "Andrew S. Gray"                Date: "May 1, 1997"



Title:  "President"







RIVERSIDE CARBON PRODUCTS INC.



By:  "David C. Parsons"       Date:  "April 29, 1997"



Title"  "President"







SOUTHERN VENTURES, INC.



By:  "David C. Parsons"       Date:  "April 29, 1997"



Title:  "Vice President"